Exhibit 10.3

PERFORMANCE SHARE AGREEMENT UNDER THE RARE EARTHS AMERICAS, INC. 2026 EQUITY INCENTIVE PLAN

Pursuant to Rare Earths Americas, Inc.’s (the “Company”) 2026 Equity Incentive Plan (the “Plan”), the Company made the following award of performance share units to you (the “PSUs”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Notice of Performance Share Award

Participant ______________________________

Grant Date _____________________________

Target Number of PSUs (“Target PSUs”): ______________

Pursuant to the terms and conditions set forth below, you may earn between 0% - 100% of the Target PSUs based on the price of the Company’s shares during the Performance Period. Except as set forth below under “Special Vesting Events,” you must be in Continuous Service (as defined below) from the Grant Date through the vesting of the PSUs in order to earn any PSUs during such Performance Period.

Performance Period = 3 years from Grant Date

Tranche-Based Vesting and Performance Goals

The PSUs are divided into separate tranches. Each tranche will independently vest if the Company’s stock price achieves the specified 20-Day VWAP (Volume-Weighted Average Price) hurdle for that tranche at any time during the Performance Period.

To earn the PSUs in a given tranche, the 20-Day VWAP must equal or exceed the corresponding Stock Price Hurdle for twenty (20) consecutive trading days.

Tranche	Number of PSUs in Tranche (or % of Total)	20-Day VWAP Stock Price Hurdle
Tranche 1	25% of Target PSUs	$22.50
Tranche 2	25% of Target PSUs	$25.00
Tranche 3	25% of Target PSUs	$27.50
Tranche 4	25% of Target PSUs	$30.00

Vesting Mechanics:

• Once a specific 20-Day VWAP Stock Price Hurdle is achieved, all Target PSUs allocated to that specific tranche are immediately earned and vested.

• Tranches may be achieved sequentially or simultaneously. For example, if the 20-Day VWAP rapidly increases and clears the Hurdle for Tranche 2 before Tranche 1 has been certified, both Tranche 1 and Tranche 2 will be deemed earned.

• Once a tranche is earned, it is not subject to forfeiture if the stock price subsequently drops below the hurdle.

Definitions

• “VWAP” means the daily volume-weighted average price of the Company’s Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

• “20-Day VWAP” means the average of the daily VWAP fortwenty (20) consecutive trading days. Data for calculating the VWAP will be sourced from Bloomberg L.P., or another mutually agreed-upon reporting service.

Award Determination and Settlement

Except as set forth below under the heading “Special Vesting Events,” the number of PSUs earned during the Performance Period shall be determined following Compensation Committee certification.

Each vested PSU represents the right to receive one (1) share of the Company’s Common Stock. Settlement of any earned tranche of PSUs will occur within thirty (30) days following the date the Compensation Committee certifies that the applicable 20-Day VWAP hurdle for that tranche has been achieved. However, following such vesting and settlement, the Participant shall be subject to an 18-month lock-up on such shares.

Special Vesting Events

In the event of a Participant's termination of employment, any unvested PSUs shall be treated as follows:

• Voluntary Resignation or Termination for Cause: Immediate forfeiture of all unvested awards. Any earned, vested awards shall remain earned and continue subject to the 18-month lock-up period if not yet satisfied.

• Death or Disability: The treatment of outstanding PSUs shall be subject to the subsequent determination and discretion of the Board. Any earned, vested awards shall remain earned and no longer subject to any lock-up period.

• Termination Without Cause or for Good Reason: Any PSUs that have vested prior to termination shall no longer be subject to the 18-month lock-up period and will be eligible for immediate restriction removal. The treatment of outstanding, unvested awards shall be subject to the subsequent determination and discretion of the Board.

• Change in Control: Upon termination following a Change in Control (“CIC”), all PSUs granted hereunder shall be subject to a "double-trigger" CIC provision, meaning that in the event of a CIC, the awards will not automatically vest unless there is a subsequent qualifying termination of the participant's employment. Upon a qualifying termination following a CIC, the Participants’ outstanding PSUs shall vest in full and not be subject to a lock-up period.

Continuous Service - The term “Continuous Service” shall mean your uninterrupted service to the Company or an Affiliate as an employee, non-employee director, or consultant. The Committee shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an employee but continue to perform services for the Company as a non-employee director or consultant.

Stockholder Rights - You shall have no stockholder rights with respect to the PSUs until vested. Once vested and the underlying shares are issued, the Participant shall have full stockholder rights to vote and receive dividends, if and when declared, during the lock-up period.

Other Terms and Conditions are set forth in the accompanying Performance Shares Terms and Conditions and the Plan.

By your signature and the signature of the Company’s representative, you and the Company agree that the PSUs granted hereby are granted under and governed by the terms and conditions of the Plan and of this Performance Share Agreement (including this Notice of Performance Share Award and the accompanying Performance Share Terms and Conditions) (the “Grant Documents”). You hereby represent and acknowledge that you been provided the opportunity to review the Plan and the Grant Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Grant Documents.

RARE EARTHS AMERICAS, INC.

__________________________________ __________________________________

PARTICIPANT NAME TITLE

PERFORMANCE SHARES TERMS AND CONDITIONS RARE EARTHS AMERICAS, INC. 2026 EQUITY INCENTIVE PLAN

1. Terminology. Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement.

2. Vesting. All of the PSUs are nonvested and forfeitable as of the Grant Date. So long as your Service is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, the PSUs will become vested and nonforfeitable in accordance with the vesting schedule set forth in the Notice. Except for the circumstances, if any, described in the Notice, none of the PSUs will become vested and nonforfeitable after your Service ceases.

3. Termination of Service. Unless otherwise provided in the Notice, all PSUs that are not then vested and nonforfeitable upon a Termination of Service for any reason will be forfeited to the Company immediately and automatically upon such Termination of Service without payment of any consideration therefor, your right to vest in the PSUs under the Plan (if any) shall terminate as of such date of Termination of Service and will not be extended by any notice period (e.g., your period of Service will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any) and you will have no further right, title or interest in or to such PSUs or the underlying shares of Common Stock. The Administrator shall have the exclusive discretion to determine whether you have experienced a Termination of Service (including whether you may still be considered to be providing Service while on a leave of absence).

4. Restrictions on Transfer. Neither this Agreement nor any of the PSUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the PSUs shall not be subject to execution, attachment or similar process. All rights with respect to this Agreement and the PSUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Notwithstanding the foregoing, the PSUs may be transferred upon your death by last will and testament or under the laws of descent and distribution, subject to compliance with applicable law.

5. Settlement of PSUs.

(a) Manner of Settlement. You are not required to make any monetary payment (other than to satisfy any applicable withholding obligations with respect to Tax-Related Items related to the PSUs, if required) as a condition to settlement of the PSUs. The Company will issue to you, in settlement of your PSUs and subject to the provisions of Section 6 below, the number of whole shares of Common Stock that equals the number of whole PSUs that become vested, and such vested PSUs will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.

(b) Timing of Settlement. Your PSUs will be settled by the Company, via the issuance of Common Stock as described herein, on the date that the PSUs become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time, or you are otherwise prohibited from selling shares of the Company’s Common Stock in the public market and any shares covered by your PSUs are scheduled to be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by the Company in accordance with such policy, or does not occur on a date when you are otherwise permitted to sell shares of the Company’s Common Stock in the open market, and (ii) the Company elects not to satisfy any applicable withholding obligations with respect to Tax-Related Items related to the PSUs by withholding shares from your distribution, then such shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such policy (regardless of whether you are still providing continuous Service at such time) or the next business day when you are not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the Original Distribution Date occurs. In all cases, the issuance and delivery of shares under this Agreement is intended to comply with Treasury Regulation 1.409A-1(b)(4) and shall be construed and administered in such a manner.

6. Tax Withholding.

(a) Responsibility for Taxes. You acknowledge that, regardless of any action taken by the Company or, if different, your employer or any Affiliate of the Company to which you provide Service (the “Service Recipient”), the ultimate liability for all Tax-Related Items related your participation in the Plan and legally applicable to you are and remains your responsibility and may exceed the amount actually withheld (if any) by the Company or the Service Recipient. You acknowledge that the Company is not making representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends. Further, you acknowledge that the Company does not have any duty or obligation to minimize your liability for Tax-Related Items arising from the PSUs or to achieve any particular tax result and will not be liable to you for any Tax-Related Items arising in connection with the PSUs. If you become subject to taxation in more than one jurisdiction, the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items.

(b) Withholding Methods. Prior to any relevant taxable or tax withholding event, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy any applicable tax withholding obligations of the Company or the Service Recipientrelated to yourPSUs.Additionally, the Company may, in its sole discretion, satisfy all or any applicable tax withholding obligations with respect to all Tax-Related Items relating to your PSUs by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (ii) causing you to tender a cash payment; (iii) withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the PSUs; or (v) any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved the Compensation Committee.

(c) Withholding Rates. The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock), or if not refunded, you may seek a refund from the local tax authorities to the extent you wish to recover any over-withheld amounts in the form of a refund. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient, and you agree to indemnify and hold the Company and the Service Recipient, as applicable, harmless from any failure to withhold the proper amount. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the settled PSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

7. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of outstanding PSUs shall, without further action of the Administrator, be adjusted to reflect such event; provided, however, that any fractional PSUs resulting from any such adjustment shall be eliminated. Adjustments under this paragraph will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b) Merger, Consolidation and Other Events. If the Company shall be the surviving or resulting corporation in any merger or consolidation and the Common Stock shall be converted into other securities, the PSUs shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the PSUs would have been entitled. If the stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of shares of Common Stock subject to the PSUs would have been entitled, in the same manner and to the same extent as the PSUs.

8. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your employment status or other service relationship with the Company or the Service Recipient, nor be construed as forming or amending a contract of employment or service relationship between the Company or the Service Recipient and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company or the Service Recipient for any period of time, or as a limitation of the right of the Company or the Service Recipient to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable PSUs or any other adverse effect on your interests under the Plan.

9. Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the PSUs until such shares of Common Stock have been issued to you.

10. The Company’s Rights. The existence of the PSUs shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11. Restrictions on Issuance of Shares. The issuance of shares of Common Stock upon settlement of the PSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the PSUs shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the PSUs, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company. Notwithstanding the foregoing, the Company is under no obligation to register or qualify the shares of Common stock with the U.S. Securities and Exchange Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock.

12. Notices. All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Administrator, care of the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of PSUs by electronic means or to request your consent to participate in the Plan or accept this award of PSUs by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Entire Agreement. This Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the PSUs granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the PSUs granted hereunder shall be void and ineffective for all purposes.

14. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the PSUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

15. 409A Savings Clause. This Agreement and the PSUs granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b) (4). In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption.

Notwithstanding the foregoing, if it is determined that the PSUs fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).

16. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the shares of Common Stock underlying the PSUs. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding your participation in the Plan and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

17. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

18. No Funding. This Agreement constitutes an unfunded and unsecured promise by the Company to issue shares of Common Stock in the future in accordance with its terms. You have the status of a general unsecured creditor of the Company as a result of receiving the grant of PSUs.

19. Effect on Other Employee Benefit Plans. The value of the PSUs subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company orany Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

20. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Texas, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Texas, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Texas or any state court in the district which includes Texas. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

21. Resolution of Disputes. Any dispute ordisagreement which shall arise under, or as a resultof, or pursuant to orrelating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

22. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23. Electronic Delivery of Documents. By your signing the Notice, you (a) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the PSUs, and any reports of the Company provided generally to the Company’s stockholders; (b) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (c) acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (d) further acknowledge thatyou understand that you arenot required to further consent to electronic delivery of documents.

24. Nature of Award. By your signing the Notice, you acknowledge and agree that: (a) the grantof the PSUs is exceptional and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or compensation in lieu of restricted stock units, even if restricted stock units have been granted in the past; (b) all determinations with respect to any future grants of restricted stock units and the terms thereof will be at the sole discretion of the Compensation Committee; (c) the PSUs and the shares of Common Stock subject to the PSUs, and the income from and value of same, are extraordinary items which are outside the scope of your employment or service contract, if any; (d) the PSUs and the shares of Common Stock subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, termination, redundancy, dismissal, end of service payments or similar payments, or bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits; (e) the future value of the shares of Common Stock subject to the PSUs is unknown, indeterminable, and cannot be predicted with certainty; (f) no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing Service or the terms of your employment or service contract, if any) or if the PSUs decrease or do not increase in value, and you irrevocably release the Company and the Service Recipient from any such claim that does arise; (g) unless otherwise agreed with the Company, the PSUs and the shares of Common Stock underlying the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary of the Company; (h) the PSUs and the shares of Common Stock subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation and (i) neither the Company, the Service Recipient nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

25. Appendix. Notwithstanding any provisions in this Agreement, the PSUs shall be subject to any special terms and conditions for your country set forth in the Appendix. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

26. Foreign Asset/Account, Exchange Control and Tax Reporting. There may be certain exchange control, tax, and/or foreign asset/account reporting requirements that may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including the proceeds from the sale of shares of Common Stock and the receipt of any dividendspaid on the shares) in abrokerage or bank accountoutside your country. You may berequired to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you should speak to a personal advisor on this matter.

27. Insider Trading/Market Abuse. You acknowledge that, depending on your or your broker’s country or where the Company shares are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of Company shares, rights to shares (e.g., the PSUs) or rights linked to the value of shares during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company insider trading policy. You are responsible for complying with any restrictions and should speak to your personal advisor on this matter.

28. Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in the English language, so as to enable you to understand the provisions of this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

29. Imposition of Other Requirements.The Companyreserves the right to impose otherrequirements on your participation in the Plan, on the PSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

30. Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by you or any other Participant.

31. Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of such a Section to the fullest extent possible while remaining lawful and valid.

32. Personal Data. For purposes of the implementation, administration and management of the restricted stock units or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of the Notice, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, passport number, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the restricted stock units or the effectuation of a Corporate Transaction and you expressly authorize such transfers (presently and in the future) as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the restricted stock units or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. If you do not consent or if you later seek to revoke your consent, your engagement as a service provider with the Company or the Service Recipient will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company will not be able to grant the PSUs or other equity awards to you under the Plan or administer or maintain such awards. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan, including the right (if any) to retain the PSUs.

GLOSSARY

“Administrator” means the Board of Directors of RARE EARTHS AMERICAS, INC. or such committee or committees appointed by the Board to administer the Plan.

“Affiliate” shall have the meaning set forth in the Plan.

“Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.

“Change in Control” shall have the meaning set forth in the Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.

“Common Stock” means the common stock, US$0.0001 par value per share, of REA.

“Company” means REA and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only RARE EARTHS AMERICAS, INC.

“Fair Market Value” has the meaning set forth in the Plan.

“Grant Date” means the effective date of a grant of PSUs made to you as set forth in the relevant Notice.

“Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of PSUs made to you.

“Plan” means the RARE EARTHS AMERICAS, INC. 2026 Equity Incentive Plan, as amended from time to time.

“PSU” means the Company’s commitment to issue one share of Common Stock at a future date, subject to the terms of the Agreement and the Plan.

“Service” means your employment, service as a non-executive director, or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates upon a Termination of Service (as defined in the Plan) or if, immediately after a sale, merger, or other corporate transaction, the trade, business, or entity with which you are employed or otherwise have a service relationship is not RARE EARTHS AMERICAS, INC. or its successor or an Affiliate of RARE EARTHS AMERICAS, INC. or its successor.

“You” or “Your” means the recipient of the PSUs as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the PSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

APPENDIX

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan, the Notice or the Performance Share UnitsAgreement to which thisAppendix is attached.

Terms and Conditions

ThisAppendix includes additional terms and conditions thatgovern the PSUs granted to you under the Plan if you reside and/or work in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Grant Date, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix also includes information regarding securities laws, exchange controls, and certain other issues of which you should be aware with respect to your participation in the Plan. Such laws are often complex and change frequently.As a result, you should not rely on the information contained herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you vest in the PSUs or sell any shares of Common Stock.

In addition, the information contained in thisAppendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the Grant Date, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

BRAZIL

Terms and Conditions

Nature of Award. The following provision supplements Section 24 of this Agreement:

By accepting the PSUs granted under this Agreement, you acknowledge and agree that (a) you are making an investment decision and (b) the value of any shares of Common Stock acquired under the Plan is not fixed and may increase or decrease without compensation to you.

Compliance with Law. By accepting the PSUs granted under the Plan, you acknowledge and agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the acquisition of shares of Common Stock, the receipt of any dividends, and the sale of shares of Common Stock acquired under the Plan. You agree that, for all legal purposes: (a) the benefits provided under the Plan are the result of commercial transactions unrelated to your employment; (b) the Plan is not a part of the terms and conditions of your Service; and (c) the income realized from participating in the Plan, if any, is not part of your remuneration from employment.

Notifications

Exchange Control Notification. A declaration of assets and rights held outside Brazil may need to be filed once a year with the CentralBank of Brazil if assets or rights with an aggregate value exceeding a certain thresholdare held onDecember 31 of each year. Shares acquired underthe Plan thatare held outside Brazil (e.g.,in a non-Brazilian brokerage account) are among theassets and rights that must be reported.If the aggregate value exceeds a certain threshold at the end of each quarter, the declaration has to be filed on the month following the end of each quarter.

Tax on Financial Transaction. If you repatriate the proceeds from the sale of shares of Common Stock or receipt of any cash dividends and convert the funds into local currency, you may be subject to the Tax on Financial Transactions. It is your responsibility to pay any applicable Tax on Financial Transactions arising from participation in the Plan. You should consult with your personal tax advisor for additional details.

{End of Agreement}